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                                                                Exhibit 23.1

The Board of Directors
   LCC International, Inc.



We consent to the incorporation by reference in the registration statement (No. 333-17803) on Form S-8 of LCC International, Inc. of our report dated March 26, 1999, relating to the consolidated balance sheets of LCC International, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998, and related schedule, which report appears in the December 31, 1998 annual report on Form 10-K of LCC International, Inc.


                                                KPMG LLP


Washington, DC
March 29, 1999